RIDE THE LIGHT
QWEST

                                                                            NEWS

                  QWEST COMMUNICATIONS Reports Fourth QUARTER,
                              Year-End 2001 RESULTS


    o GAAP loss per share of ($0.31) reflects slowing economy, restructuring charge of ($0.22)

    o Results affected by continued weakness in the economy and reduced optical capacity asset sales; accordingly, 2002 capital budget further reduced to $4.0 to $4.2 billion

Investors: Please see definitions of terms used in the "Note to Investors" below.

DENVER, January 29, 2002 -- Qwest Communications International Inc. (NYSE: Q) today announced its financial results for the fourth quarter and the full year of 2001. For the quarter, the company recorded a ($0.07) pro forma normalized loss per diluted share compared with pro forma normalized earnings per diluted share of $0.16 for the same period last year. For the year, it recorded pro forma normalized earnings per diluted share of $0.05 compared with pro forma normalized earnings per diluted share of $0.59 for 2000.

For the quarter, on a reported basis, prepared in accordance with Generally Accepted Accounting Principles (GAAP), the company reported a net loss of ($516) million or ($0.31) per diluted share, compared to a net loss of ($116) million or ($0.07) per diluted share in the fourth quarter of 2000. The loss in the fourth quarter of 2001 reflects an after-tax charge of $367 million or ($0.22) per diluted share due primarily to previously announced restructuring actions that include personnel reductions, real-estate consolidation and other initiatives designed to streamline operations (see note 4 on Attachment B). In addition, reported results include non-operating restructuring charges and other one-time items associated primarily with KPNQwest (see note 5 on Attachment B) and write-downs for certain equity investments. The after-tax impact of these non-operating expenses in the fourth quarter was $26 million or ($0.02) per diluted share.

For the year, on a reported basis, Qwest reported a net loss of ($2.41) per diluted share, compared to a loss of ($0.06) per diluted share in 2000.

DSL, wireless and Internet services continue to be key growth products. Total DSL customers at the end of the year increased nearly 74 percent from the end of 2000 to 448,000. Wireless services revenues for the quarter grew approximately 42 percent to $211 million with 1.11 million customers at year-end. For the quarter, recurring Internet services revenue increased 30 percent to $287 million compared with the same period last year.

"Our overall performance continues to be impacted by economic conditions nationally and in our local service region, but we are encouraged with the progress made in some of our key growth areas, including global enterprise, DSL and wireless," said Joseph P. Nacchio, Qwest chairman and CEO.

Reported revenue for the quarter was down approximately six percent to $4.70 billion, down $314 million from $5.02 billion in the same period last year. The decrease in revenues for the quarter was mainly due to reduced optical capacity asset sales and certain Internet equipment sales. For the full year, reported revenue increased approximately four percent to $19.74 billion compared with pro forma normalized 2000 revenues of $18.95 billion, or approximately 19 percent compared to 2000 reported revenues of $16.61 billion.

Recurring revenue for the quarter of $4.68 billion declined slightly as compared to $4.70 billion in the fourth quarter of 2000. Recurring revenue for Internet services grew 30 percent, or $67 million in the fourth quarter of 2001, compared with the same period last year. Wireless revenues grew 42 percent, or $62 million in the fourth quarter of 2001, compared with the same period last year. These strong growth rates were offset by weakness in local and traditional data services, reflecting continued slowing of the regional economy. Internet and data services recurring revenue of $1.03 billion for the quarter grew three percent over the same period last year and now represents approximately 22 percent of recurring revenue for the company. For the full year, recurring revenue increased five percent to $18.44 billion compared with recurring pro forma normalized 2000 revenues.

For the quarter, pro forma normalized earnings before interest, taxes, depreciation and amortization (EBITDA) was $1.61 billion compared with pro forma normalized EBITDA for the same period last year of $1.99 billion. This decline was mainly due to reduced optical capacity asset sales and certain Internet equipment sales. In addition, EBITDA was also impacted by continued investments in new product platforms and 271 re-entry, changes in product mix and an increase in uncollectible accounts due to continued weakness in the economy. For the year, Qwest recognized pro forma normalized EBITDA of $7.40 billion compared with pro forma normalized EBITDA of $7.37 billion in 2000.

"Our substantial recent investments in service improvements and new product platforms, such as Internet dial and virtual private networks, have positioned us to better meet the needs of our customers and take advantage of the economic recovery when it occurs," said Robin R. Szeliga, Qwest executive vice president of finance and CFO. "We remain focused on reducing costs and becoming free cash-flow positive as we gain scale and streamline operations."

The workforce reduction of 7,000 jobs that was previously announced is expected to be completed by mid-2002. The job reductions come as Qwest continues to streamline its business. Qwest expects to achieve this workforce reduction through attrition and continued business process improvements. The company does not expect the reductions to impact the delivery of service to customers.

For the quarter, capital expenditures were $752 million, down from $2.24 billion in the same period last year. For the year, capital expenditures were $8.54 billion compared with $8.99 billion (on a pro forma normalized basis) for 2000.

As a result of continued economic weakness, Qwest is also modifying its expected capital expenditures for 2002 to a range of $4.0 to $4.2 billion, from previous guidance of $4.2 to $4.3 billion. Qwest's resulting 2002 capital to revenue ratio is expected to be in the same range as other large communications companies. Qwest expects to be free cash flow positive in the second quarter of 2002 and beyond.

LOCAL REVENUES; LONG-DISTANCE VOICE, DATA AND INTERNET REVENUES
For the quarter, local services revenue was down $75 million, or two percent compared with the fourth quarter of 2000. For the year local services revenue grew $345 million or 2.4 percent compared with pro forma normalized 2000.

For the quarter, revenues for long-distance voice, data and Internet services decreased $238 million, or approximately 19 percent compared with the fourth quarter of 2000 as a result of a decline in optical capacity asset sales and certain Internet equipment sales. For the quarter, recurring revenues for these services grew more than six percent, or $57 million, compared with the same period last year. For the year, revenues for long-distance voice, data and Internet services increased nearly 10 percent, or $445 million, as compared to pro forma normalized 2000. For the year, recurring revenue for these services increased approximately 15 percent, or $506 million, versus pro forma normalized 2000.

For the quarter, recurring revenues for long-distance data and Internet services grew 20 percent over the same period last year.

COMMERCIAL MARKETS
Commercial services revenue declined approximately 14 percent, or $396 million, compared with the fourth quarter of 2000, primarily due to a decline in optical capacity asset sales and certain Internet equipment sales. Recurring commercial services revenue declined four percent compared with the fourth quarter of 2000. Strong growth in Internet services, including dedicated Internet access (DIA), virtual private network (VPN) services, and dial-up Internet access was offset by declines in local service revenues and delays in major customer installations and acceptances during the quarter.

Following a realignment of the business market unit to focus on the top 1000 global business and national accounts, Qwest continued to capture new market share among enterprise customers and federal and state government accounts.

CONSUMER MARKETS
Consumer revenues increased more than three percent, or $48 million, compared with the fourth quarter of 2000, with continued growth in DSL and wireless services offset by a decline in access lines of three percent.

At the end of 2001, approximately 35 percent of Qwest consumer customers subscribed to a package or bundle of services that may include Internet access, DSL, wireless, voice messaging, caller identification or additional lines. That is an improvement of 25 percent over 2000.

WIRELESS AND DSL SERVICES
Qwest wireless had approximately 1.11 million customers at the end of 2001. For the quarter, wireless services revenue grew approximately 42 percent to $211 million compared with the fourth quarter of 2000. Average revenue per user decreased approximately one percent to $54.30 compared with the third quarter of 2001.

Qwest continues to leverage its infrastructure by offering broadband services for fast Internet connections. Total DSL customers, which includes in-region and out-of-region DSL customers, increased to 448,000 at the end of 2001, which is a nearly 74 percent increase from the end of 2000. Total DSL revenues increased approximately 85 percent for the quarter and 66 percent for the year.

SERVICE IMPROVEMENT
Qwest made strong customer service improvements in 2001 in key areas of installation and repair for residential and small-business customers across its 14 Western states. The number of customers who had been waiting more than 30 days for the installation of their first telephone line reached the lowest level on record. In 2001, Qwest met nearly 99 percent of the more than 22 million installation commitments on time and nearly 95 percent of total repair commitments. Additionally, 89 percent of service outages were repaired in less than 24 hours, the best annual customer service results since 1995.

The results mark the sixth consecutive quarter that Qwest has improved customer service and follow a report by the Federal Communications Commission (FCC) that found that Qwest leads the industry in service quality. In December 2001, the FCC issued its "Quality of Service of the Local Operating Companies" report, which showed that Qwest was first among the major local service providers in four of the seven critical customer service categories measured by the FCC and that Qwest improved in six of the seven.

RE-ENTERING IN-REGION LONG-DISTANCE SERVICE
The company is continuing to make progress toward receiving federal approval to re-enter the long-distance market. On December 21, 2001, Qwest completed a critical and comprehensive operational support systems (OSS) test in Arizona. Qwest is also nearing completion of an OSS test covering 13 other local service states.

In addition to the OSS tests, 12 states have completed workshops on all 14-point checklist items. Of those 12 states, five (Colorado, Idaho, Iowa, Nebraska and Wyoming) have issued orders completing review of all checklist requirements subject to completion of the multi-state OSS test. The remaining seven states have issued final orders on most checklist items and are expected to complete their reviews in January and February.

Qwest's actual performance in serving wholesale customers is better than Verizon's and SBC's at the time they applied, and successfully received, approval to offer long-distance services in New York, Texas, Missouri and Arkansas.

The company plans to file for long-distance approval with the FCC for all states by mid-2002. The FCC is expected to approve all applications within 90 days.

NOTE TO INVESTORS
"Reported" results are prepared in accordance with generally accepted accounting principles in the United States (GAAP). Recurring and pro forma normalized results are not prepared in accordance with GAAP.

"Recurring" results reflect adjustments made for optical capacity asset revenue, certain Internet equipment sales and other items, such as contractual settlements in the periods presented. The Internet equipment sales for which our results have been adjusted to derive "recurring" results primarily include individually large and infrequent wholesale sales. For the three months ended December 31, 2001 and December 31, 2000, the recurring revenue adjustments were $23 million and $319 million, respectively. For the years ended December 31, 2001 and December 31, 2000, the recurring revenue adjustments were $1.30 billion and $1.37 billion, respectively.

Additionally, "pro forma normalized" information regarding Qwest's results from operations is provided as a complement to reported or GAAP results. The condensed consolidated pro forma normalized statements give retroactive effect as though the merger of Qwest and U S WEST, Inc. had occurred as of the beginning of the periods presented. Shares outstanding and earnings per share have been restated to give retroactive effect to the exchange ratio resulting from the merger. In addition, pro forma normalized results have been adjusted to eliminate the impact of non-recurring items such as merger-related and one-time charges, restructuring charges, asset write-offs and impairments, a depreciation adjustment on access lines returned to service, gains/losses on the sale of investments and fixed assets, change in the market value of investments, the write-down of investments, elimination of in-region long-distance activity, and a tax true-up on merger-related and restructuring charges. For additional detail on these adjustments readers should refer to Attachments C and D. Certain reclassifications have been made to prior periods to conform to the current presentation.

The term "local services" refers to our estimate of the classic U S WEST business (including wireless). The term "long-distance voice, data and Internet services" refers to our estimate of the classic Qwest business. We have worked to integrate the businesses and operations of Qwest and U S WEST since the completion of the merger on June 30, 2000. Because we do not operate the two as separate businesses, we have attempted to approximate the revenues attributable to the major lines of business of each company, as they existed prior to the merger. Our estimates do not necessarily reflect the actual results that would have been generated by the two businesses as standalone entities.

CONFERENCE CALL TODAY
As previously announced, Qwest will host a conference call for investors and the media today at 9 a.m. (EST) with Joseph P Nacchio, Qwest chairman and CEO, Robin
R. Szeliga, Qwest executive vice president of finance and CFO, and Afshin Mohebbi, Qwest president and COO. The call may be heard on the Web at www.qwest.com/about/investor/meetings.

ABOUT QWEST
Qwest Communications International Inc. (NYSE: Q) is a leader in reliable, scalable and secure broadband data, voice and image communications for businesses and consumers. The Qwest Macro Capacity(R) Fiber Network, designed with the newest optical networking equipment for speed and efficiency, spans more than 190,000 miles globally. For more information, please visit the Qwest Web site at www.qwest.com.

                                      # # #


This release may contain projections and other forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by Qwest Communications International Inc. (together with its affiliates, "Qwest", "we" or "us") with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: potential fluctuations in quarterly results; volatility of Qwest's stock price; intense competition in the markets in which we compete; changes in demand for our products and services; the duration and extent of the current economic downturn, including its effect on our customers and suppliers; adverse economic conditions in the markets served by us or by companies in which we have substantial investments; dependence on new product development and acceleration of the deployment of advanced new services, such as broadband data, wireless and video services, which could require substantial expenditure of financial and other resources in excess of contemplated levels; higher than anticipated employee levels, capital expenditures and operating expenses; rapid and significant changes in technology and markets; adverse changes in the regulatory or legislative environment affecting our business, delays in our ability to provide interLATA services within our 14-state local service area; failure to maintain rights-of-way; and failure to achieve the projected synergies and financial results expected to result from the acquisition of U S WEST, and difficulties in combining the operations of the combined company. This release may include analysts' estimates and other information prepared by third parties for which we assume no responsibility. We undertake no obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Qwest logo is a registered trademark of, and CyberCenter is a service mark of, Qwest Communications International Inc. in the U.S. and certain other countries.



         Contacts:         Media Contact:            Investor Contact:
                           --------------            -----------------
                           Tyler Gronbach            Lee Wolfe
                           303-992-2155              800-567-7296
                           tyler.gronbach@qwest.com  IR@qwest.com

                                                         ATTACHMENT A

                                            QWEST COMMUNICATIONS INTERNATIONAL INC.
                      CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (1)(2)(3)(4) - PRO FORMA NORMALIZED
                                            (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                                          (UNAUDITED)

                                             Three Months Ended                          Twelve Months Ended
                                                 December 31,                                December 31,
                                          --------------------------       %          --------------------------      %
                                             2001           2000         Change          2001           2000        Change
----------------------------------------  -----------    -----------   -----------    -----------    -----------  -----------
REVENUES:
Commercial services                       $    2,406     $    2,802         (14.1)    $   11,166     $   10,466          6.7
Consumer services                              1,496          1,448           3.3          5,900          5,674          4.0
Directory services                               543            501           8.4          1,604          1,530          4.8
Switched access services                         259            267          (3.0)         1,073          1,284        (16.4)
                                          ----------     ----------                   ----------     ----------
Total revenues                                 4,704          5,018          (6.3)        19,743         18,954          4.2

OPERATING EXPENSES:
Cost of services                               1,768          1,670           5.9          7,111          6,247         13.8
Selling, general and administrative            1,326          1,362          (2.6)         5,231          5,339         (2.0)
                                          ----------     ----------                   ----------     ----------
EBITDA                                         1,610          1,986         (18.9)         7,401          7,368          0.4

Depreciation                                   1,079            793          36.1          3,772          2,795         35.0
Goodwill and other intangible
amortization                                     315            319          (1.3)         1,341          1,270          5.6
                                          ----------     ----------                   ----------     ----------
Operating income                                 216            874         (75.3)         2,288          3,303        (30.7)

OTHER EXPENSE:
Interest expense - net                           381            309          23.3          1,442          1,116         29.2
Other expense - net                               39             19         105.3             90             43        109.3
                                          ----------     ----------                   ----------     ----------
Total other expense - net                        420            328          28.0          1,532          1,159         32.2
                                          ----------     ----------                   ----------     ----------
(Loss) income before income taxes               (204)           546        (137.4)           756          2,144        (64.7)

Income tax (benefit) provision                   (81)           276        (129.3)           671          1,149        (41.6)
                                          ----------     ----------                   ----------     ----------
NET (LOSS) INCOME                         $     (123)    $      270        (145.6)    $       85     $      995        (91.5)
                                          ==========     ==========                   ==========     ==========


Basic (loss) earnings per share           $    (0.07)    $     0.16        (143.8)    $     0.05     $     0.60        (91.7)
                                          ==========     ==========                   ==========     ==========

Basic average shares outstanding               1,665          1,670          (0.3)         1,661          1,650          0.7
                                          ==========     ==========                   ==========     ==========

Diluted (loss) earnings per share         $    (0.07)    $     0.16        (143.8)    $     0.05     $     0.59        (91.5)
                                          ==========     ==========                   ==========     ==========

Diluted average shares outstanding             1,665          1,695          (1.8)         1,671          1,688         (1.0)
                                          ==========     ==========                   ==========     ==========

Diluted cash earnings per share           $     0.09     $     0.32         (71.9)    $     0.76     $     1.25        (39.2)
                                          ==========     ==========                   ==========     ==========

(1) The consolidated pro forma normalized statements give retroactive effect as though the merger of Qwest and U S WEST (the "Merger") had occurred as of the beginning of the periods presented. Shares outstanding and earnings per share have been restated to give retroactive effect to the exchange ratio resulting from the Merger. In addition, results have been adjusted to eliminate the impacts of non-recurring items, such as Merger-related costs and other one-time charges, restructuring charges, asset write-offs and impairments, a depreciation adjustment for access lines returned to service, gains/losses on the sale of investments and fixed assets, gains/losses on the sale of rural exchanges, changes in the market value of financial instruments, the write-down of investments, elimination of in-region long-distance activity, and a tax true-up on Merger-related and restructuring charges. The Merger has been accounted for as a purchase transaction. Certain reclassifications have been made to prior periods to conform to the current presentation.
(2) Earnings before interest, income taxes, depreciation and amortization ("EBITDA") does not represent cash flow for the periods presented and should not be considered as an alternative to net earnings (loss) as an indicator of our operating performance or as an alternative to cash flows as a source of liquidity, and may not be comparable with EBITDA as defined by other companies.
(3) Diluted cash earnings per share represent diluted earnings per share adjusted to add back the after-tax amortization of goodwill and other intangible assets.
(4) Small business services revenue is now being reflected on the Commercial services line. These amounts were reclassified from the Consumer services line, due to Qwest's reorganization of its sales organization. Prior periods have also been restated to conform to the current presentation.

                                                         ATTACHMENT B

                                            QWEST COMMUNICATIONS INTERNATIONAL INC.
                         CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (1)(2)(3)(4)(5) - AS REPORTED
                                            (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                                          (UNAUDITED)

                                             Three Months Ended                          Twelve Months Ended
                                                 December 31,                                December 31,
                                          --------------------------       %          --------------------------      %
                                             2001           2000         Change          2001           2000        Change
----------------------------------------  -----------    -----------   -----------    -----------    -----------  -----------
REVENUES:
Commercial services                       $    2,406     $    2,802         (14.1)    $   11,166     $    8,436         32.4
Consumer services                              1,496          1,448           3.3          5,900          5,360         10.1
Directory services                               543            501           8.4          1,604          1,530          4.8
Switched access services                         259            267          (3.0)         1,073          1,284        (16.4)
                                          ----------     ----------                   ----------     ----------
Total revenues                                 4,704          5,018          (6.3)        19,743         16,610         18.9

OPERATING EXPENSES:
Cost of services                               1,768          1,670           5.9          7,111          4,923         44.4
Selling, general and administrative            1,326          1,362          (2.6)         5,231          4,770          9.7
                                          ----------     ----------                   ----------     ----------
EBITDA                                         1,610          1,986         (18.9)         7,401          6,917          7.0

Depreciation                                   1,079            793          36.1          3,772          2,706         39.4
Depreciation adjustment for access
lines returned to service                          -              -             -            222              -            -
Goodwill and other intangible
amortization                                     315            319          (1.3)         1,341            636        110.8
Restructuring, Merger-related and
other one-time charges                           600            416          44.2          1,224          1,752        (30.1)
                                          ----------     ----------                   ----------     ----------
Operating (loss) income                         (384)           458        (183.8)           842          1,823        (53.8)

OTHER EXPENSE (INCOME):
Interest expense - net                           381            309          23.3          1,442          1,041         38.5
Loss on changes in market value of
financial instruments                              -            207        (100.0)             7            917        (99.2)
(Gain) loss on sales of rural
exchanges and fixed assets                        (1)           (11)         90.9            (51)            28       (282.1)
(Gain) loss on sales of investments
and FMV adjustments                              (26)             4        (750.0)           (26)          (327)        92.0
Investment write-downs                            47              -             -          3,294              -            -
Non-operating restructuring charges               22              -             -             22              -            -
Other expense - net                               39             19         105.3             90             38        136.8
                                          ----------     ----------                   ----------     ----------

Total other expense - net                        462            528         (12.5)         4,778          1,697        181.6
                                          ----------     ----------                   ----------     ----------
(Loss) income before income taxes               (846)           (70)     (1,108.6)        (3,936)           126     (3,223.8)
and extraordinary item
Income tax (benefit) provision                  (330)            46        (817.4)             9            207        (95.7)
                                          ----------     ----------                   ----------     ----------
(Loss) before extraordinary item                (516)          (116)       (344.8)        (3,945)           (81)    (4,770.4)
                                          ----------     ----------                   ----------     ----------
Extraordinary item - early retirement
of debt, net of tax                                -              -             -            (65)             -            -
                                          ----------     ----------                   ----------     ----------
NET (LOSS)                                $     (516)    $     (116)       (344.8)    $   (4,010)    $      (81)    (4,850.6)
                                          ==========     ==========                   ==========     ==========

Basic (loss) per share                    $    (0.31)     $   (0.07)       (342.9)    $    (2.41)    $    (0.06)    (3,916.7)
                                          ==========     ==========                   ==========     ==========

Basic average shares outstanding               1,665          1,670          (0.3)         1,661          1,272         30.6
                                          ==========     ==========                   ==========     ==========

Diluted (loss) per share                  $    (0.31)     $   (0.07)       (342.9)    $    (2.41)    $    (0.06)    (3,916.7)
                                          ==========     ==========                   ==========     ==========

Diluted average shares outstanding             1,665          1,670          (0.3)         1,661          1,272         30.6
                                          ==========     ==========                   ==========     ==========

Dividends per share                       $        -     $        -             -     $     0.05     $     0.31        (83.9)
                                          ==========     ==========                   ==========     ==========

(1) The condensed consolidated statements of operations reflect the results of operations for the merged Qwest entity for the three and twelve months ended December 31, 2001. For the twelve months ended December 31, 2000, the amounts reflect the combination of the results of operations for U S WEST, Inc. only (the accounting acquirer in the Merger) for the six months ended June 30, 2000, and the results of operations for the merged Qwest entity for the six months ended December 31, 2000.
(2) Earnings before interest, income taxes, depreciation and amortization ("EBITDA") does not include items such as Merger-related costs, restructuring charges, asset write-offs and impairments, gains/losses on the sale of investments and fixed assets, gains/losses on the sale of rural exchanges, changes in the market values of financial instruments and one-time legal charges. EBITDA does not represent cash flow for the periods presented and should not be considered as an alternative to net earnings (loss) as an indicator of our operating performance or as an alternative to cash flows as a source of liquidity, and may not be comparable with EBITDA as defined by other companies.
(3) Small business services revenue is now being reflected on the Commercial services line. These amounts were reclassified from the Consumer services line, due to Qwest's reorganization of its sales organization. Prior periods have also been restated to conform to the current presentation.
(4) For the quarter ended December 31, 2001, the restructuring, Merger-related and other one-time charges line consists of the following: $764M in pre-tax charges resulting from the Company's restructuring plan and other one-time charges ($347M in severance costs, $241M in abandoned real estate leases, $176M in asset impairments and other one-time charges) offset by reductions to the Company's previously established Merger-related reserve of $164M, totaling the $600M net charge shown above ($367M on an after-tax basis). The reversal of Merger-related reserves relates primarily to favorable developments in underlying matters. For the year ended December 31, 2001, the restructuring, Merger-related and other one-time charges line consists of the following: $764M in charges resulting from the Company's restructuring plan and other one-time charges and $460M in net Merger-related charges, totaling the $1,224M net charge shown above ($749M on an after-tax basis).
(5) The non-operating restructuring charge of $22M for the quarter ended December 31, 2001 and the year then ended, relates to Qwest's equity share of a restructuring charge incurred by KPNQwest, N.V.

                                                         ATTACHMENT C

                                            QWEST COMMUNICATIONS INTERNATIONAL INC.
                              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (1)(2)(3)(4)(5)(6)
                                            (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                                          (UNAUDITED)

                                                    Three Months Ended                         Three Months Ended
                                                     December 31, 2001                          December 31, 2000
                                        -------------------------------------------  ---------------------------------------
                                           As           Pro Forma       Pro Forma       As          Pro Forma     Pro Forma
                                         Reported       Normalized      Normalized    Reported      Normalized    Normalized
                                         Results       Adjustments       Results      Results      Adjustments     Results
--------------------------------------  -----------    ------------    ------------  ----------    ------------  -----------
REVENUES:
Commercial services                   $      2,406     $         -     $     2,406  $    2,802     $         -   $     2,802
Consumer services                            1,496               -           1,496       1,448               -         1,448
Directory services                             543               -             543         501               -           501
Switched access services                       259               -             259         267               -           267
                                      ------------     -----------     -----------  ----------     -----------   -----------
Total revenues                               4,704               -           4,704       5,018               -         5,018

OPERATING EXPENSES:
Cost of services                             1,768               -           1,768       1,670               -         1,670
Selling, general and administrative          1,326               -           1,326       1,362               -         1,362
                                      ------------     -----------     -----------  ----------     -----------   -----------
EBITDA                                       1,610               -           1,610       1,986               -         1,986

Depreciation                                 1,079               -           1,079         793               -           793
Goodwill and other
intangible amortization                        315               -             315         319               -           319
Restructuring, Merger-related and
other one-time charges                         600            (600)              -         416            (416)            -
                                      ------------     -----------     -----------  ----------     -----------   -----------
Operating (loss) income                       (384)            600             216         458             416           874

OTHER EXPENSE (INCOME):
Interest expense - net                         381               -             381         309               -           309
Loss on changes in market value
of financial instruments                         -               -               -         207            (207)            -
(Gain) on sales of rural exchanges              (1)              1               -         (11)             11             -
(Gain) loss on sales of investments
and FMV adjustments                            (26)             26               -           4              (4)            -
Investment write-downs                          47             (47)              -           -               -             -
Non-operating restructuring charges             22             (22)              -           -               -             -
Other expense - net                             39               -              39          19               -            19
                                      ------------     -----------     -----------  ----------     -----------   -----------
Total other expense - net                      462             (42)            420         528            (200)          328

                                      ------------     -----------     -----------  ----------     -----------   -----------
(Loss) income before income taxes             (846)            642            (204)        (70)            616           546

Income tax (benefit) provision                (330)            249             (81)         46             230           276
                                      ------------     -----------     -----------  ----------     -----------   -----------
NET (LOSS) INCOME                     $       (516)    $       393     $      (123) $     (116)   $        386   $       270
                                      ============     ===========     ===========  ==========    ============   ===========

Basic (loss) earnings per share       $      (0.31)                    $     (0.07) $    (0.07)                  $      0.16
                                      ============                     ===========  ==========                   ===========

Basic average shares outstanding             1,665                           1,665       1,670                         1,670
                                      ============                     ===========  ==========                   ===========

Diluted (loss) earnings per share     $      (0.31)                    $     (0.07) $    (0.07)                  $      0.16
                                      ============                     ===========  ==========                   ===========

Diluted average shares outstanding           1,665                           1,665       1,670                         1,695
                                      ============                     ===========  ==========                   ===========

Diluted cash earnings per share                                        $      0.09                               $      0.32
                                                                       ===========                               ===========

(1) The consolidated pro forma normalized statements give retroactive effect as though the merger of Qwest and U S WEST (the "Merger") had occurred as of the beginning of the periods presented. Shares outstanding and earnings per share have been restated to give retroactive effect to the exchange ratio resulting from the Merger. In addition, results have been adjusted to eliminate the impacts of non-recurring items, such as Merger-related costs and other one-time charges, restructuring charges, asset write-offs and impairments, a depreciation adjustment for access lines returned to service, gains/losses on the sale of investments and fixed assets, gains/losses on the sale of rural exchanges, changes in the market value of financial instruments, the write-down of investments, elimination of in-region long-distance activity, and a tax true-up on Merger-related and restructuring charges. The Merger has been accounted for as a purchase transaction. Certain reclassifications have been made to prior periods to conform to the current presentation.
(2) Earnings before interest, income taxes, depreciation and amortization ("EBITDA") does not include items such as Merger-related costs, restructuring charges, asset write-offs and impairments, gains/losses on the sale of investments and fixed assets, gains/losses on the sale of rural exchanges, changes in the market values of financial instruments and one-time legal charges. EBITDA does not represent cash flow for the periods presented and should not be considered as an alternative to net earnings (loss) as an indicator of our operating performance or as an alternative to cash flows as a source of liquidity, and may not be comparable with EBITDA as defined by other companies.
(3) Diluted cash earnings per share represent diluted earnings per share adjusted to add back the after-tax amortization of goodwill and other intangible assets.
(4) Small business services revenue is now being reflected on the Commercial services line. These amounts were reclassified from the Consumer services line, due to Qwest's reorganization of its sales organization. Prior periods have also been restated to conform to the current presentation.
(5) For the quarter ended December 31, 2001, the restructuring, Merger-related and other one-time charges line consists of the following: $764M in pre-tax charges resulting from the Company's restructuring plan and other one-time charges ($347M in severance costs, $241M in abandoned real estate leases, $176M in asset impairments and other one-time charges) offset by reductions to the Company's previously established Merger-related reserve of $164M; totaling the $600M net charge shown above ($367M on an after-tax basis). The reversal of Merger-related reserves relates primarily to favorable developments in underlying matters.
(6) The non-operating restructuring charge of $22M for the quarter ended December 31, 2001 relates to Qwest's equity share of a restructuring charge incurred by KPNQwest, N.V.

                                                 ATTACHMENT D

                                    QWEST COMMUNICATIONS INTERNATIONAL INC.
                      CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (1)(2)(3)(4)(5)(6)
                                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                                  (UNAUDITED)


                                                  Twelve Months Ended                 Twelve Months Ended
                                                   December 31, 2001                   December 31, 2000
                                           ---------------------------------   ---------------------------------
                                              As      Pro Forma    Pro Forma      As      Pro Forma    Pro Forma
                                           Reported   Normalized  Normalized   Reported   Normalized  Normalized
                                           Results    Adjustments  Results     Results    Adjustments  Results
----------------------------------------   --------   ----------- ----------   --------   ----------- ----------

REVENUES:
Commercial services                        $ 11,166    $      -    $ 11,166    $  8,436    $  2,030    $ 10,466
Consumer services                             5,900           -       5,900       5,360         314       5,674
Directory services                            1,604           -       1,604       1,530           -       1,530
Switched access services                      1,073           -       1,073       1,284           -       1,284
                                           --------    --------    --------    --------    --------    --------
Total revenues                               19,743           -      19,743      16,610       2,344      18,954

OPERATING EXPENSES:
Cost of services                              7,111           -       7,111       4,923       1,324       6,247
Selling, general and administrative           5,231           -       5,231       4,770         569       5,339
                                           --------    --------    --------    --------    --------    --------
EBITDA                                        7,401           -       7,401       6,917         451       7,368

Depreciation                                  3,772           -       3,772       2,706          89       2,795
Depreciation adjustment for access
lines returned to service                       222        (222)          -           -           -           -
Goodwill and other intangible
amortization                                  1,341           -       1,341         636         634       1,270
Restructuring, Merger-related and other
one-time charges                              1,224      (1,224)          -       1,752      (1,752)          -
                                           --------    --------    --------    --------    --------    --------
Operating income                                842       1,446       2,288       1,823       1,480       3,303

OTHER EXPENSE (INCOME):
Interest expense - net                        1,442           -       1,442       1,041          75       1,116
Loss on changes in market value of
financial instruments                             7          (7)          -         917        (917)          -
(Gain) loss on sales of rural exchanges
and fixed assets                                (51)         51           -          28         (28)          -
(Gain) on sales of investments and
FMV adjustments                                 (26)         26           -        (327)        327           -
Investment write-downs                        3,294      (3,294)          -           -           -           -
Non-operating restructuring charges              22         (22)          -           -           -           -
Other expense - net                              90           -          90          38           5          43
                                           --------    --------    --------    --------    --------    --------
Total other expense - net                     4,778      (3,246)      1,532       1,697        (538)      1,159
                                           --------    --------    --------    --------    --------    --------

(Loss) income before income taxes and        (3,936)      4,692         756         126       2,018       2,144
extraordinary item
Income tax provision                              9         662         671         207         942       1,149
                                           --------    --------    --------    --------    --------    --------
(Loss) income before extraordinary
item                                         (3,945)      4,030          85         (81)      1,076         995
                                           --------    --------    --------    --------    --------    --------
Extraordinary item - early retirement of
debt, net of tax                                (65)         65           -           -           -           -
                                           --------    --------    --------    --------    --------    --------

NET (LOSS) INCOME                          $ (4,010)   $  4,095    $     85    $    (81)   $  1,076    $    995
                                           ========    ========    ========    ========    ========    ========

Basic (loss) earnings per share            $  (2.41)               $   0.05    $  (0.06)               $   0.60
                                           ========                ========    ========                ========

Basic average shares outstanding              1,661                   1,661       1,272                   1,650
                                           ========                ========    ========                ========

Diluted (loss) earnings per share          $  (2.41)               $   0.05    $  (0.06)               $   0.59
                                           ========                ========    ========                ========

Diluted average shares outstanding            1,661                   1,671       1,272                   1,688
                                           ========                ========    ========                ========

Diluted cash earnings per share                                    $   0.76                            $   1.25
                                                                   ========                            ========

(1) The consolidated pro forma normalized statements give retroactive effect as though the merger of Qwest and U S WEST (the "Merger") had occurred as of the beginning of the periods presented. Shares outstanding and earnings per share have been restated to give retroactive effect to the exchange ratio resulting from the Merger. In addition, results have been adjusted to eliminate the impacts of non-recurring items, such as Merger-related costs and other one-time charges, restructuring charges, asset write-offs and impairments, a depreciation adjustment for access lines returned to service, gains/losses on the sale of investments and fixed assets, gains/losses on the sale of rural exchanges, changes in the market value of financial instruments, the write-down of investments, elimination of in-region long-distance activity, and a tax true-up on Merger-related and restructuring charges. The Merger has been accounted for as a purchase transaction. Certain reclassifications have been made to prior periods to conform to the current presentation.
(2) Earnings before interest, income taxes, depreciation and amortization ("EBITDA") does not include items such as Merger-related costs, restructuring charges, asset write-offs and impairments, gains/losses on the sale of investments and fixed assets, gains/losses on the sale of rural exchanges, changes in the market values of financial instruments and one-time legal charges. EBITDA does not represent cash flow for the periods presented and should not be considered as an alternative to net earnings (loss) as an indicator of our operating performance or as an alternative to cash flows as a source of liquidity, and may not be comparable with EBITDA as defined by other companies.
(3) Diluted cash earnings per share represent diluted earnings per share adjusted to add back the after-tax amortization of goodwill and other intangible assets.
(4) Small business services revenue is now being reflected on the Commercial services line. These amounts were reclassified from the Consumer services line, due to Qwest's reorganization of its sales organization. Prior periods have also been restated to conform to the current presentation.
(5) For the year ended December 31, 2001, the restructuring, Merger-related and other one-time charges line consists of the following: $764M in pre-tax charges resulting from the Company's restructuring plan and other one-time charges ($347M in severance costs, $241M in abandoned real estate leases, $176M in asset impairments and other one-time charges) and $460M in net Merger-related charges, totaling the $1,224M net charge shown above ($749M on an after-tax basis).
(6) The non-operating restructuring charge of $22M for the year ended December 31, 2001 relates to Qwest's equity share of a restructuring charge incurred by KPNQwest, N.V.

                                  ATTACHMENT E

                     QWEST COMMUNICATIONS INTERNATIONAL INC.
                         SELECTED CONSOLIDATED DATA (1)
                                   (UNAUDITED)


                                                      As of and for the
                                                      Three Months Ended
                                                         December 31,
                                                      ------------------       %
                                                        2001       2000     Change
                                                      -------    -------    ------

DSL (in 14-state region):
  Subscribers (in thousands)                              432        255      69.4%
  DSL equipped central offices                            348        302      15.2%
  Subscribers per equipped central office               1,241        846      46.7%

Wireless/PCS:
  Revenues (in millions)                              $   211    $   149      41.6%
  Subscribers (in thousands)                            1,114        805      38.4%
  ARPU (in dollars)                                   $    54    $    56      (3.6%)
  Penetration                                            5.73%      4.89%     17.2%

Capital expenditures (in millions)                    $   752    $ 2,236     (66.4%)

Access lines (in thousands):
  Business                                              6,205      6,141       1.0%
  Consumer                                             11,582     11,948      (3.1%)
                                                      -------    -------    ------
      Total access lines                               17,787     18,089      (1.7%)
                                                      =======    =======    ======

Voice grade equivalent access lines (in thousands):

  Business                                             46,111     34,956      31.9%
  Consumer                                             12,850     12,653       1.6%
                                                      -------    -------    ------
      Total voice grade equivalents                    58,961     47,609      23.8%
                                                      =======    =======    ======

(1) Access line and voice grade equivalent data has been adjusted for prior periods to conform to the current period presentation.

                                  ATTACHMENT F

                     QWEST COMMUNICATIONS INTERNATIONAL INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                              (DOLLARS IN MILLIONS)
                                   (UNAUDITED)


                                                 December 31,   December 31,
                                                     2001           2000
                                                 ------------   ------------

ASSETS
Current assets:
Cash and cash equivalents                        $        242   $        154
Accounts receivable - net                               4,418          4,235
Inventories and supplies                                  377            275
Prepaid and other                                         621            535
                                                 ------------   ------------
    Total current assets                                5,658          5,199

Property, plant and equipment - net                    29,966         25,760
Investments                                             1,400          8,186
Goodwill and intangibles - net                         34,523         32,327
Other assets                                            2,124          2,029
                                                 ------------   ------------

    Total assets                                 $     73,671   $     73,501
                                                 ============   ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings                            $      4,707   $      3,645
Accounts payable                                        1,529          2,049
Accrued expenses                                        3,286          3,589
Advance billings and customer deposits                    392            393
                                                 ------------   ------------
    Total current liabilities                           9,914          9,676


Long-term borrowings                                   20,197         15,421
Post-retirement and other post-employment
   benefit obligations                                  2,923          2,952
Deferred taxes, credits and other                       3,969          4,148

Stockholders' equity                                   36,668         41,304
                                                 ------------   ------------

    Total liabilities and stockholders' equity   $     73,671   $     73,501
                                                 ============   ============

                                                ATTACHMENT G

                                  QWEST COMMUNICATIONS INTERNATIONAL INC.
                            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (1)
                                           (DOLLARS IN MILLIONS)
                                                (UNAUDITED)


                                                                            Year Ended
                                                                           December 31,
                                                               -------------------------------------
                                                                      2001                2000
                                                               -------------------   ---------------

       Cash provided by operating activities                   $            4,107    $        3,681

       INVESTING ACTIVITIES:
       Expenditures for property, plant and equipment                      (8,543)           (6,597)
       Proceeds from sale of equity securities                                  -               868
       Proceeds from 1999 sale of Global Crossing securities                    -             1,140
       Cash from acquisition                                                    -               407
       Investment in equity securities                                        (89)             (510)
       Proceeds from sale of access lines                                      94                19
       Other                                                                  (74)             (121)
                                                               ------------------    --------------
       Cash used for investing activities                                  (8,612)           (4,794)
                                                               ------------------    --------------

       FINANCING ACTIVITIES:
       Net proceeds from (repayments of) current borrowings                 1,144            (2,200)
       Proceeds from issuance of long-term borrowings                       6,937             4,266
       Repayments of long-term borrowings                                  (2,553)             (655)
       Costs relating to the early retirement of debt                        (106)                -
       Proceeds from issuances of common stock                                286               320
       Repurchase of stock                                                 (1,000)                -
       Dividends paid on common stock                                         (83)             (542)
       Other                                                                  (32)                -
                                                               ------------------    --------------
       Cash provided by financing activities                                4,593             1,189
                                                               ------------------    --------------


       CASH AND CASH EQUIVALENTS:
       Increase                                                                88                76
       Beginning balance                                                      154                78
                                                               ------------------    --------------
       Ending balance                                          $              242    $          154
                                                               ==================    ==============

(1) The condensed consolidated statements of cash flows above reflect the cash flow activities for the merged Qwest entity for the twelve months ended December 31, 2001. For the twelve months ended December 31, 2000, the amounts reflect the cash flow activities for (i) U S WEST, Inc. from January 1, 2000 through June 29, 2000 and (ii) the merged Qwest entity from June 30, 2000 through December 31, 2000.